EXHIBIT 8.4(f)

August 1st, 2008

To: Kemper Investors Life Insurance Company

Dear Sir or Madam:

Reference is made to an Indemnification Agreement (the “Agreement”), dated June 26, 1998, between Deutsche Investment Management Americas Inc. (formerly Scudder Kemper Investments, Inc.) (“DIMA”) and Kemper Investors Life Insurance Company (“Life Company”) related to KILICO Variable Separate Account-2, KILICO Variable Separate Account and KILICO Variable Annuity Separate Account investing in Portfolios of DWS Variable Series I (the “Fund”), formerly known as Scudder Variable Series I and Scudder Variable Life Investment Fund.

The purpose of this letter is to reflect the agreement of DIMA and the Company:

1.	to include the “KILICO Variable Annuity Separate Account – 3”, which was established on December 13, 2007, as one of the “Separate Accounts” to which the Agreement relates; and

2.	to change the administrative fee payable by DIMA to the Company referred to in Paragraph 5(a) of the Agreement as it pertains to amounts invested by the Company in Class A shares of the DWS Global Opportunities VIP (the “Additional Portfolio”) of the Fund. The administrative fee for amounts invested by the Company in Class A shares of the DWS Global Opportunities VIP shall be 25 basis points (0.25%) per annum.

As is currently the case for the Portfolios of the Fund, the use by you of the Additional Portfolio within your variable insurance products will be subject to the participation agreement.

Except as amended by this letter agreement, the Agreement continues in effect in accordance with its terms. If you agree with the foregoing, please sign below and return a copy to us.

Very truly yours,		Acknowledged and agreed to as of this 28
Day of August, 2008

Deutsche Investment Management Americas Inc.		Kemper Investors Life Insurance Company

By:	/s/ Michael Colon	By:	/s/ Diane C. Davis
Name:	Michael Colon	Name:	Diane C. Davis
Title:	Chief Operating Officer	Title:	President & COO

By:	/s/ John B. Ashley
Name:	John Ashley
Title:	Director